LightPath Technologies Enters Into Supply Agreement With a Major Infrared Camera Manufacturer

Expands Production of LightPath's Molded Infrared Optical Assemblies

ORLANDO, FL -- (Marketwire - November 02, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today that it has entered into a supply agreement with a leading manufacturer of commercial and industrial vision systems, including infrared cameras used in the military, government, commercial and industrial sectors. This supply agreement is an extension of an existing business relationship between the companies.

"This expanded relationship solidifies the importance and growing market adoption of our molded infrared optical assemblies by industry leading manufacturers. By using glass molding, we are able to reduce overall system cost and increase production volumes for many products, including infrared optics and thermal imaging cameras," said Jim Gaynor, CEO of LightPath Technologies, Inc. "Worldwide, the infrared market is valued at several billions of dollars. Our strategic supply agreement enables us to capitalize on significant sales opportunities in the thermal imaging and thermography markets."

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed in these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x336
Email: rpini@lightpath.com
Web: www.lightpath.com